MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 30, 2000


     The Annual Meeting of Stockholders of MacroChem Corporation (the "Company"), a Delaware corporation, will be held on Friday, June 30, 2000 at 10:00 a.m. at the offices of Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts, for the following purposes:

     1. To elect six members of the Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

     2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 2000.

     3. To transact other business properly coming before the meeting.

     Stockholders owning Company shares at the close of business on May 10, 2000 are entitled to attend and vote at the meeting.

     We hope that all stockholders will be able to attend the meeting. To assure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the meeting. IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY. A postage-prepaid envelope, addressed to American Stock Transfer & Trust Company, the Company's transfer agent and registrar, has been enclosed for your convenience. If you attend the meeting, you may vote your shares in person.

                                             By Order of the Board of Directors,


                                             Kenneth L. Rice, Jr.
                                             SECRETARY
Lexington, Massachusetts
June 2, 2000

                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421



                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 30 , 2000

     The enclosed proxy is solicited by the Board of Directors of MacroChem Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, June 30, 2000, and at any adjournment thereof.

     Stockholders of record at the close of business on May 10, 2000 will be entitled to vote at the meeting. On that date 22,452,173 shares of common stock of the Company were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. The Company has no other voting securities.

     Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. A stockholder may revoke a proxy at any time before it is exercised by written notice to the Company's Secretary prior to the meeting, or by giving to the Company's Secretary a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified therein. If a stockholder does not specify in the proxy how the shares are to be voted, they will be voted in favor of the election as Directors of those persons named in the Proxy Statement, the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2000, and otherwise in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the meeting.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, who will receive no extra compensation for such services, may solicit proxies by telephone, telecopy, telegraph, or personal calls.

     The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be properly presented at the meeting upon which a vote may be taken, such shares represented by all proxies received by the Board or Directors will be voted with respect thereto in accordance with the judgment of the persons named as the proxies therein.

     The Company's Annual Report to Stockholders for the Company's fiscal year ended December 31, 1999 is being mailed together with Form 10-K and this Proxy Statement to all stockholders entitled to vote at the meeting. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about June 2, 2000.

QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

     Consistent with Delaware law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     The six nominees for election as Directors at the meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected the Directors of the Company.

     The election inspectors will count the total number of votes cast "for" approval of Proposal No. 2 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on Proposal Nos. 1 and 2.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Board of Directors has set the number of Directors to be elected for the ensuing year at six. The six Directors will be elected to serve until the Annual Meeting of Stockholders to be held in 2001 and until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of the Directors then remaining in office. Officers are elected by and serve at the pleasure of the Board of Directors.

     Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for an individual Director, or for all Directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number.

     Three of the nominees are currently Directors: Alvin J. Karloff, Peter G. Martin and Dr. Michael A. Davis. Dr. Carlos M. Samour resigned as Chairman of the Board on May 17, 2000, and will continue as a Director until June 30, 2000. He and Dr. Willard M. Bright are not candidates for re-election as Directors. The following table sets forth the year each nominee was elected a Director and the age, positions, and offices presently held by each nominee with the Company:

                                        Year
                                       Nominee
                                        First
                                       Became a
     Name                   Age        Director      Position with Company
--------------------------------------------------------------------------------

Alvin J. Karloff............68          1990         Chief Executive Officer,
                                                     President and Chairman of
                                                     the Board of Directors

Peter G. Martin.............51          1995         Director

Michael A. Davis............59          1997         Director and Consultant

Robert J. DeLuccia..........54           --          None

Paul S. Echenberg...........56           --          None

Peter G. Savas..............51           --          None

     The Board of Directors held four meetings during 1999. All the Company's current Directors attended at least 75 percent of the 1999 meetings of the Board of Directors and of those committees of which they were members.

     There are two committees of the Board of Directors, an Audit Committee and a Compensation Committee. The Company does not have a nominating committee.

     Dr. Bright (Chairman), Dr. Davis and Mr. Martin serve as members of the Audit Committee, which was established for the purpose of (i) reviewing the Company's financial results and recommending the selection of the Company's independent auditors; (ii) reviewing the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls; and (iii) reviewing the scope of the audit, the fees charged by the independent auditors and any transactions which may involve a potential conflict of interest. The Audit Committee met two times during 1999.

     Dr. Davis (Chairman), Dr. Bright and Mr. Martin serve on the Company's Compensation Committee. The Compensation Committee was established for the purpose of (i) determining the compensation of the Company's executive officers,
(ii) making awards under the Company's stock option plans, and (iii) making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. The Compensation Committee met five times during 1999.

BACKGROUND

       The following is a brief summary of the background of each nominee for election as a Director of the Company:

     ALVIN J. KARLOFF has served as the Company's Chief Executive Officer and President and as a Director since January 1990 and became Chairman of the Board on May 17, 2000. In 1986, Mr. Karloff founded Medical and Scientific Enterprises, Inc., a privately held medical diagnostic equipment company, where he served as Chairman, Chief Executive Officer and President prior to joining the Company. Mr. Karloff was Director of Marketing for Medical Products with New England Nuclear ("NEN"), a Dupont company, from 1984 to 1985, and from 1969 to 1984, he served as Marketing Manager, Sales Manager, and in several other sales and marketing positions for NEN. Mr. Karloff received a B.S. from the University of Massachusetts.

     PETER G. MARTIN has served as a Director of the Company since 1995. Since 1990 Mr. Martin has been an independent investment banker and venture capitalist. Prior to 1990 he was a commercial banker. Mr. Martin was initially elected to the Board of Directors as the designee of David Russell, who privately purchased 1 million shares of the Company's Common Stock in 1995. Mr. Russell is no longer entitled to designate a Director of the Company. Mr. Martin received a B.A. and J.D. from Fordham University and an M.B.A. from Columbia University.

     MICHAEL A. DAVIS, M.D., SC.D., has served as a Director of the Company since 1997 and has provided medical and pharmaceutical consulting services to the Company since 1991. Since 1980 Dr. Davis has been Professor of Radiology and Nuclear Medicine and Director, Division of Radiologic Research, University of Massachusetts Medical School. From 1982 to 1997 Dr. Davis was Adjunct Professor of Surgery at Tufts University School of Veterinary Medicine. Since 1986 he has been Affiliate Professor of Biomedical Engineering at Worcester Polytechnic Institute. He is also a director of EZ EM, Inc., a public company engaged in supplying oral radiographic contrast media, as well as medical devices. In addition, from February to November 1999 he was President and Chief Executive Officer of Amerimmune Pharmaceuticals, Inc., formerly known as Versailles Capital Corporation, a public company, and its wholly owned subsidiary, Amerimmune Inc., which is engaged in developing drugs relating to the immune system. Since February 1999 Dr. Davis has been a director of both Amerimmune Pharmaceuticals, Inc. and Amerimmune Inc. Dr. Davis received a B.S. and M.S. from Worcester Polytechnic Institute, an S.M. and Sc.D. from the Harvard School of Public Health, an M.B.A. from Northeastern University and an M.D. from the University of Massachusetts Medical School.

     ROBERT J. DELUCCIA is a nominee for election as a Director of the Company. Mr. DeLuccia is currently a director of IBEX Technologies, Inc, a publicly traded biotechnology company developing enzymes for a variety of therapeutic applications. From 1998 through 1999 Mr. DeLuccia was President and Chief Executive Officer and a director of Immunomedics, Inc. Immunomedics is a publicly traded biotechnology company focused on diagnostic and therapeutic products for the detection and treatment of cancer and infectious diseases. From 1994 through 1997, Mr. DeLuccia was President, Sterling Winthrop Pharmaceuticals and Senior Vice President, Sanofi Winthrop, Inc. Sanofi Winthrop Inc. was then the U.S. subsidiary of Sanofi (now Sanofi-Synthelabo) based in Paris, France. Sanofi Winthrop focused on a wide range of cardiovascular, thrombosis, rheumatoid arthritis, analgesics and oncology products as well as a full line of parenteral products in a proprietary drug delivery system. From 1984 through 1994, Mr. DeLuccia was also with Sterling Drug as a Vice President in a variety of marketing roles prior to the company's sale by Eastman Kodak to Sanofi. From 1974 through 1981 Mr. DeLuccia held sales, marketing and general management positions at Pfizer, Inc. Mr. DeLuccia holds both an M.B.A. and a B.S. in marketing from Iona College.

     PAUL S. ECHENBERG is a nominee for election as a Director of the Company. Since 1997 he has been the President and Chief Executive Officer of Schroders & Associates Canada, Inc. and a director of Schroder Ventures Limited. These firms provide merchant banking advisory services to a number of Canadian buy-out funds. He is a director of the following companies: EZ EM, Inc., a supplier of oral radiographic contrast media and medical devices; Cedara Software Inc.; Benvest Capital Inc., a merchant bank that he founded; and Shirmax Fashions Ltd. From 1989 through 1997 Mr. Echenberg was President of Eckvest Equity, Inc., a private merchant bank providing consulting and personal investment services. From 1970 to 1989 he was President and Chief Executive Officer of Twinpak, Inc., a manufacturer of plastic packaging, and from 1982 to 1989 was Executive Vice President of CB Pak, Inc., a publicly traded plastic, glass and packaging company. Mr. Echenberg received a B.Sc. from McGill University and an M.B.A. from Harvard Business School.

     PETER G. SAVAS is a nominee for election as a Director of the Company. Since 1992 Mr. Savas has been with Unisyn Technologies, Inc., a private biotechnology company that provides contract process development and manufacturing of biologics to the global pharmaceutical industry. Mr. Savas joined Unisyn in 1992 as President and Chief Operating Officer and became Chief Executive Officer in 1995. From 1989 to 1992 Mr. Savas was Senior Vice President of Zymark Corporation, a manufacturer of standard and custom laboratory automation and robotics equipment. From 1984 through 1989 Mr. Savas held the position of Vice President of Genex Corporation, a single chain antibody therapy company. From 1975 through 1984 Mr. Savas held positions of increasing responsibility culminating in the role of Vice President & General Manager of Millipore Corporation, a Fortune 1000 biotechnology . Mr. Savas began his career as a Senior Research Scientist at Bristol-Myers. He received a B.A. in Chemistry from Syracuse University.

EXECUTIVE OFFICERS

     The executive officers of the Company, their ages and their positions with the Company are as follows:

     NAME                 AGE             POSITION WITH COMPANY
-----------------------------------------------------------------------------

Alvin J. Karloff...........68    Chief Executive Officer, President
                                 and Chairman of the Board of Directors
Paul J. Schechter..........60    Vice President, Drug Development & Regulatory
                                 Affairs
Kenneth L. Rice, Jr........46    Vice President, Chief Financial Officer,
                                 Treasurer and Secretary

     The following is a brief summary of the backgrounds of Dr. Schechter and Mr. Rice. The background of the Company's other executive officer, Mr. Karloff, is summarized above.

     PAUL J. SCHECHTER, M.D., PH.D., the Company's Vice President, Drug Development and Regulatory Affairs since May 1998, was from 1973 to 1990 with Merrell Dow Research Institute, where he attained the position of Vice President for Clinical Research. He went on to become Vice President of Fujisawa Pharmaceutical Company from 1990 to 1993. Most recently he served as Senior Vice President, Drug Development with Hybridon, Inc. from 1993 to 1997. Dr. Schechter holds an M.D. and Ph.D. in Pharmacology from the University of Chicago and a B.S. from Columbia University, College of Pharmacy.

     KENNETH L. RICE, JR., Vice President and Chief Financial Officer of the Company since August 1999 and Treasurer and Corporate Secretary since February 2000, has held executive financial and operating positions at a number of life sciences and computer services firms. Most recently Mr. Rice was Vice President, Finance and Administration, Chief Financial Officer & Secretary at Pentose Pharmaceuticals, Inc. from 1998 to 1999. Mr. Rice held similar positions at Unisyn Technologies, Inc. (1993 to 1998, Senior Vice President, CFO and General Counsel). Mr. Rice spent his early career at Millipore Corporation, where he attained the postion of Corporate Tax Director. Mr. Rice holds an LL.M. in Taxation from Boston University Law School, a J.D. from Suffolk Law School and an M.B.A. and B.S.B.A. from Babson College.

                                 PROPOSAL NO. 2

                 ACCOUNTING MATTERS AND RATIFICATION OF AUDITORS

     Unless otherwise directed by the stockholders, the persons named in the enclosed proxy will vote to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the meeting, and will have the opportunity to make a statement and answer appropriate questions from stockholders.

                    BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of March 31, 2000, certain information concerning ownership of the Company's common stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock, (ii) each of the Company's Directors, (iii) each of the executive officers named in the Summary Compensation Table under "Compensation of Officers and Directors" below and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

NAME AND ADDRESS                          NUMBER OF SHARES
OF BENEFICIAL OWNER (1)                  BENEFICIALLY OWNED  PERCENTAGE OF CLASS
--------------------------------------------------------------------------------
Carlos M. and Pierrette E. Samour(2)(3).....1,459,400                6.5%
Alvin J. Karloff(2)(3)......................1,080,000                4.8%
Willard M. Bright(2) .......................   86,800                 *
Peter G. Martin(2) .........................   59,270                 *
Michael A. Davis(2).........................   35,000                 *
Paul J. Schechter(2)(3).....................  145,000                 *
Stephen J. Riggi(2)(3)......................  180,000                 *
Peter Janssen...............................1,357,017                6.0%
   1780 Route 106
   Muttontown, NY 11791
All Directors and Officers as a Group
    (7 persons) (2)(3)......................3,045,470               13.6%
--------------------------------------------------------------------------------
* Less than one percent (1%).
(1) The address of Dr. Samour, Mrs. Samour, Mr. Karloff, Dr. Bright, Mr. Martin, Dr. Davis, Dr. Schechter and Dr. Riggi is c/o the Company, 110 Hartwell Avenue, Lexington, Massachusetts 02421.
(2) Includes the following numbers of shares issuable upon the exercise of stock options exercisable within 60 days: Dr. and Mrs. Samour-995,080; Mr. Karloff-1,080,000; Dr. Bright-60,000; Mr. Martin-40,000; Dr. Davis-35,000;
     Dr. Schechter-145,000; Dr. Riggi-180,000.
(3) Does not include the following numbers of vested shares in the Company's 401(k) Plan contributed by the Company to match portions of cash contributions by the following Plan participants: Dr. and Mrs. Samour-2,256; Mr. Karloff-1,673; Dr. Schechter-1,673; Dr. Riggi-1,121.

                     COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth the compensation earned by or paid or awarded to Dr. Samour, Mr. Karloff and Dr. Riggi during each of the three fiscal years ended December 31, 1999 and to Dr. Schechter during each of the two fiscal years ended December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                  Long Term
                                        Annual Compensation                  Compensation Awards
------------------------------------------------------------------------------------------------------
                                                                           Securities
                                                          Other Annual     Underlying     All Other
Name and Principal                  Salary      Bonus     Compensation      Options     Compensation
Position                  Year         $        $(1)          $(2)             #           $(3)
------------------------------------------------------------------------------------------------------

Carlos M. Samour          1999      250,000    45,000       10,606           -----        5,000
  Chairman, Scientific    1998      237,538    42,757       10,889           -----        5,000
  Director                1997      198,749    35,775       10,894           -----        -----

Alvin J. Karloff          1999      250,000    45,000       10,955           -----        5,000
  President, Chief        1998      237,563    42,761       13,453           -----        5,000
  Executive Officer       1997      198,749    35,775       13,046           -----        -----

Stephen J. Riggi          1999(4)   106,788     -----        -----           -----       71,337
  Former Vice             1998      175,000     -----        1,175           -----        5,000
  President, Operations   1997      159,167     -----          490           -----        -----

Paul J. Schechter         1999      182,500     -----        -----          50,000        5,000
  Vice President,         1998(5)   116,667     -----          392         180,000        5,000
  Drug Development
  & Regulatory Affairs

------------------------------------------------------------------------------------------------------

(1) Since March 1992, Dr. Samour and Mr. Karloff have each received, in lieu of retirement benefits, annual payments equal to eighteen percent of their salaries.
(2) Includes amounts paid for taxable group term life insurance. Also includes for Dr. Samour and Mr. Karloff a monthly automobile allowance of $799, plus a health insurance benefit equal to the annual premium each individual pays under separate health insurance policies maintained by their former employers, which health insurance benefit is paid in lieu of any other health, medical or retirement benefits.
(3) For Dr. Samour, Mr. Karloff and Dr. Schechter, represents the dollar value of Company contributions to the Company's 401(k) Retirement Plan, which was established in 1998. For Dr. Riggi, represents $68,212 paid to Dr. Riggi for consulting services to the Company from August 11, 1999 through December 31, 1999 pursuant to an agreement with the Company and $3,125 of Company contributions to the Company's 401(k) Retirement Plan. Company contributions to the 401(k) Retirement Plan are made in its common stock.
(4)  Dr. Riggi resigned as Director and officer on August 10, 1999.
(5)  Dr. Schechter's employment commenced on May 1, 1998.

STOCK OPTIONS

     The following table provides information concerning the grant of stock options during 1999 to Dr. Schechter (no stock options were granted during 1999 to Dr. Samour, Mr. Karloff or Dr. Riggi):

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
                           -------------------------------
                                                                                Potential
                                                                                Realizable
                                                                                  Value
                                                                                at Assumed
                                                                               Annual Rates
                     Number of     % of Total                                 of Stock Price
                     Securities    Options       Exercise                    Appreciation for
                     Underlying    Granted to    or Base                       OPTION TERM
                     Options       Employees in  Price     Expiration         5%          10%
   Name              Granted (#)   Fiscal Year   ($/Sh)    Date              ($)          ($)
-------------------------------------------------------------------------------------------------

Paul J. Schechter    50,000(1)         9%         7.81     January 2009    216,000       622,000

-------------------------------------------------------------------------------------------------

(1) The option granted to Dr. Schechter was granted in January 1999 under the Company's 1994 Equity Incentive Plan at an exercise price of $7.81 per share. The option expires ten years from the date of grant and vests with respect to 25,000 shares in January in each of 2000 and 2001.

     The following table provides information concerning unexercised options held by Dr. Samour, Mr. Karloff, Dr. Riggi and Dr. Schechter as of December 31, 1999 (no options were exercised by these persons during the fiscal year ended December 31, 1999):

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                       Number of Securities        Value of
                          Underlying              Unexercised
                          Unexercised             In-The-Money
                          Options at               Options at
                        Fiscal Year-End         Fiscal Year-End
                             #                      $ (1)
--------------------------------------------------------------------
                         Exercisable/             Exercisable/
Name                    Unexercisable            Unexercisable
--------------------------------------------------------------------

Carlos M. Samour (2)    695,080/     NA         $  685,050/  NA
Alvin J. Karloff      1,080,000/     NA         $2,535,000/  NA
Stephen J. Riggi        180,000/     NA         $        0/  NA
Paul J. Schechter        60,000/170,000         $        0/   0
--------------------------------------------------------------------

(1) The value of Dr. Samour's, Mr. Karloff's, Dr. Riggi's and Dr. Schechter's in-the-money unexercised options at the end of the fiscal year ended December 31, 1999 was determined by multiplying the number of options held by the difference between the market price of the Common Stock underlying the options on December 31, 1999 ($4.1875 per share) and the exercise price of the options granted.
(2) Does not include options to purchase 300,000 shares of Common Stock granted to Pierrette Samour, Dr. Samour's wife, of which he is deemed to have beneficial ownership. If such 300,000 options were included, Dr. Samour would be deemed to have had a total of 995,080 exercisable options as of December 31, 1999, the value of which would have been $1,435,050.

DIRECTORS' COMPENSATION

     Each non-employee Director of the Company receives compensation at an annual rate of $6,000 from January 1 through June 30, 2000 and at an annual rate of $12,000 thereafter, $1,000 per meeting attended, $500 for each committee meeting and telephone meeting attended and reimbursement of travel expenses in connection with attending meetings of the Board of Directors. Dr. Bright receives additional Director compensation of $1,000 per month. Dr. Samour and Mr. Karloff do not receive any additional compensation for their services as Directors. During 1999 no stock options were granted to any non-employee Director.

     The Company currently compensates Dr. Davis at the rate of $3,000 per month for medical and pharmaceutical consulting services.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The Company has entered into employment agreements of indefinite length effective as of November 1, 1992 with each of Dr. Samour and Mr. Karloff. Each agreement currently provides for annual compensation of $250,000. Each agreement also provides for a monthly automobile allowance of $500 net of taxes and a payment, in lieu of retirement benefits, equal to 18% of the individual's base salary. Further, each agreement provides for the payment of 12 months' salary in the event the individual is terminated without cause. In addition, each agreement was amended in 1999 to preclude the individual from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

     The Company has entered into an employment agreement of indefinite length effective as of June 8, 1999 with Dr. Schechter. The agreement currently provides for annual compensation of $190,000 and for the payment of six months' salary in the event he is terminated without cause. In addition, the agreement precludes Dr. Schechter from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

     The Company and Dr. Riggi entered into a two-year agreement effective as of August 10, 1999 in connection with his resignation as an officer and Director of the Company. Under the agreement, the Company has engaged Dr. Riggi as a consultant. Payment to Dr. Riggi for the first six months was at the annualized rate of $175,000, and for the remaining 18 months will be at the annualized rate of $87,500. During the term of the agreement, Dr. Riggi will receive all benefits provided to him by the Company as of August 10, 1999, other than participation in the Company's 401(k) plan, vacation accrual and other paid time off. The agreement also extends Dr. Riggi's right to exercise all outstanding stock options awarded to him under the Company's 1994 Equity Incentive Plan, as amended, for 24 months after August 10, 1999. Pursuant to the agreement and the Employment Agreement between Dr. Riggi and the Company dated March 25, 1996 and the Proprietary Information and Inventions Agreement dated March 25, 1996, Dr. Riggi is precluded from competing with the Company for a period of two years commencing on August 10, 1999 and from disclosing confidential information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Dr. Davis (Chairman), Dr. Bright and Mr. Martin.

     Notwithstanding anything to the contrary set forth in any of the previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 14 shall not be incorporated by reference into any such filings.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors consists of Dr. Davis (Chairman), Dr. Bright and Mr. Martin. The Committee's responsibilities include determining the compensation of the Company's executive officers, making awards under the Company's stock option plans and making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. No member of the Committee was an officer or employee of the Company during the year ended December 31, 1999.

     The Company's executive compensation programs reflect input from the Company's Chairman and from its Chief Executive Officer. The Compensation Committee reviews their proposals concerning executive compensation and makes a final determination concerning the scope and nature of compensation arrangements. The action of the Committee is reported to the Company's entire Board of Directors. It is the Company's current policy to establish, structure and administer compensation plans and arrangements so that the deductibility to the Company of such compensation will not be limited under Section 162(m) of the Internal Revenue Code.

CEO COMPENSATION

     During 1999, the Company and Mr. Karloff were parties to an employment agreement with a 1999 base salary of $250,000, compared with a 1998 base salary at an annual rate of $225,000 from January 1 through June 30 and at an annual rate of $250,000 thereafter. Under the contract, during 1999 Mr. Karloff also received payments equal to 18% of base salary in lieu of receiving certain benefits from the Company. These payments were not related to the Company's performance during the period.


EXECUTIVE OFFICERS' COMPENSATION

     The Company maintains compensation and incentive programs designed to motivate, retain and attract capable management. Dr. Samour and Dr. Schechter are also parties to employment contracts with the Company described elsewhere in the Proxy Statement. The compensation levels provided for in the Company's employment contracts with its executive officers are determined subjectively, but reflect consideration of the compensation levels of comparable companies, the achievements and potential of the officer and negotiations with the officer.

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     Ongoing executive officer compensation is determined subjectively, in that the Chairman and the Chief Executive Officer provide recommendations to the Compensation Committee for the proposed remuneration of the Company's officers based on their perceptions of those individuals' performance against objectives jointly formulated by the Chairman, the Chief Executive Officer and the officers, any change in their functional responsibilities, their potential to contribute to the success of the Company and the compensation levels provided to officers of comparable companies. No specific weights have been assigned to these factors by the Committee.

     Officer compensation is generally composed of cash compensation and grants of options under the Company's stock option plans. There is no set formula for the award of stock options to individual executives. Factors considered in making option awards include prior grants to the officer, the importance of retaining the officer's services, the officer's potential to contribute to the success of the Company and the officer's past contributions to the Company.


Dated:  June 2, 2000                               COMPENSATION COMMITTEE

                                                   Michael A. Davis
                                                   Willard M. Bright
                                                   Peter G. Martin



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PERFORMANCE GRAPH

     The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on $100 invested in the Company's common stock for the five-year period from December 31, 1994 through December 31, 1999 with similar investments in the NASDAQ Stock Market (U.S.) Index of companies and a New Peer Group of four companies that provide services similar to those provided by the Company: Cellegy Pharmaceuticals, Inc., Noven Pharmaceuticals Inc., Vivus and Zonagen, Inc. The New Peer Group replaces the Old Peer Group used in the Company's Proxy Statement for the Annual Meeting of Stockholders held in 1999: Cellegy Pharmaceuticals, Inc., Noven Pharmaceuticals Inc., Theratech Inc. and Zonagen, Inc. Vivus has been added because it more closely resembles the Company in size, focus and character of its activities. Theratech, Inc. has been deleted because it bears less of a resemblance to the Company in the size, focus and character of its activities.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG MACROCHEM CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX,
                     A NEW PEER GROUP AND AN OLD PEER GROUP

                             12/94    12/95    12/96     12/97    12/98    12/99

MacroChem Corporation        $100     $229     $371      $521     $482     $239
New Peer Group(1)            $100     $141     $164      $109     $ 63     $ 80
Old Peer Group(2)            $100     $ 97     $113      $ 89     $ 76     $ 99
NASDAQ Stock Market (U.S.)   $100     $141     $174      $213     $300     $542
--------------------------
(1) New Peer Group Companies: Cellegy Pharmaceuticals, Inc., Noven Pharmaceuticals Inc., Vivus and Zonagen, Inc.
(2) Old Peer Group Companies: Cellegy Pharmaceuticals, Inc., Noven Pharmaceuticals Inc., Theratech Inc. and Zonagen, Inc.


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                              STOCKHOLDER PROPOSALS

     In order for the Company to consider stockholder proposals for inclusion in the proxy material for the Annual Meeting to be held in 2001, the Company must receive them on or before February 2, 2001. The Company suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company at MacroChem Corporation, 110 Hartwell Avenue, Lexington, MA 02421-3134.

     Under the Company's By-Laws, stockholders who wish to make a proposal at the Annual Meeting to be held in 2001, other than one that shall be included in the proxy materials, must notify the Company no earlier than March 30, 2001 and no later than May 1, 2001. If a stockholder who wishes to present a proposal fails to notify the Company by May 1, 2001, any proxy that management solicits for the Annual Meeting in 2001 will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the meeting.

                              FINANCIAL INFORMATION

     The audited financial statements and related financial and business information of the Company as of December 31, 1999 and 1998 and each year in the three-year period ended December 31, 1999 are contained in the Company's Annual Report on Form 10-K.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10 percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1999 all filing requirements applicable to its officers, directors, and such 10 percent beneficial owners were complied with, except that Peter Martin filed one late report covering an acquisition made in 1999.

                                  MISCELLANEOUS

     Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, EXCLUSIVE OF EXHIBITS, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MACROCHEM CORPORATION, 110 HARTWELL AVENUE, LEXINGTON, MASSACHUSETTS 02421, ATTENTION: DIRECTOR, INVESTOR RELATIONS.

                                           By Order of the Board of Directors,


Lexington, Massachusetts                   Kenneth L. Rice, Jr.
June 2, 2000                               SECRETARY



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MANAGEMENT HOPES THAT THE STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT
YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

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